EXHIBIT 11.1
                        ALLWASTE, INC. AND SUBSIDIARIES

                   CALCULATION OF NET INCOME PER COMMON SHARE
                                  (Unaudited)
                     (in thousands, except per share data)

                                                      For the Three Months Ended
                                                              November 30,
                                                       -------------------------
                                                           1994         1993
                                                        ---------     ---------
Net Income .........................................    $   3,720     $   2,866
                                                        =========     =========
Common shares outstanding, beginning of period .....       37,741        36,740

Weighted average number of common shares outstanding:

  Stock options and warrants, treasury
   stock method ....................................          469            62

  Purchased companies ..............................          557          --

  Exercise of stock options ........................          120          --

  Receipt of Common Stock ..........................         (250)          (96)
                                                        ---------     ---------
Total weighted average common shares
 outstanding .......................................       38,637        36,706
                                                        =========     =========
Net income per common share ........................    $     .10     $     .08
                                                        =========     =========

Fully diluted net income per common share is not presented for any period as it is not materially different from the above primary calculations.